Exhibit 10.2

STRICTLY CONFIDENTIAL	EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of April 8, 2021, by and among TWC Tech Holdings II Corp., a Delaware corporation (“TWCT”), the Persons set forth on Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders”), and Cellebrite DI Ltd., a company organized under the Laws of the State of Israel (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Termination Date (as defined in Section 3.1) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, TWCT, the Company and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), have entered into a Business Combination Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into TWCT, with TWCT continuing on as the surviving entity and a wholly-owned Subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to TWCT and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Merger Agreement. Each Company Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Termination Date (as defined in Section 3.1 hereof), each Company Shareholder shall be bound by and comply with Sections 6.05 (Acquisition Proposals) (other than Section 6.05(iii) thereof) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.05 of the Merger Agreement (other than Section 6.05(i) or Section 6.05(iii) thereof or for purposes of the definition of Acquisition Proposal) also referred to each such Company Shareholder; provided, that the provision of non-public information or data concerning the Company or any of the Company’s Subsidiaries by such Company Shareholder to its employees, partners, managers, shareholders, members, officers, directors, representatives or advisors shall not (in and of itself) be deemed a violation of Section 6.05 of the Merger Agreement or this Section 1.1, so long as such provision of information or data is not intended to facilitate any inquiries, proposals, discussions or negotiations with respect to an Acquisition Proposal as to the Company or any of its Subsidiaries or any effort or attempt by any Person to make an Acquisition Proposal as to the Company or any of its Subsidiaries.

1.2 No Transfer. During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”). Notwithstanding the foregoing, each Company Shareholder may Transfer any Subject Shares: (A) to (1) the Company’s, SPAC’s or Sponsor’s officers or directors, (2) any Affiliates or family members of the Company’s, SPAC’s or Sponsor’s officers or directors, or (3) any direct or indirect partners, members or equityholders of any such Person, any Affiliates of any such Person or any related investment funds or vehicles controlled or managed by any such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (B) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (C) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (E) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (A) through (D) above; (F) to the Company, SPAC or Sponsor; (G) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of capital stock of the Company or the vesting of Company stock-based awards; (H) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of capital stock of the Company; (I) in connection with any legal, regulatory or other order; (J) in connection with any bona fide mortgage, encumbrance, pledge or other grant of a security interest in Subject Shares to one or more financial or lending institutions as collateral or security for or in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by such Company Shareholder or any of its Affiliates, or any refinancings thereof, and any Transfers of such Subject Shares upon foreclosure thereof; (K) to the Company in connection with the repurchase of such Person’s shares in connection with the termination of such Person’s employment with the Company or any of its Subsidiaries pursuant to contractual agreements with the Company or any of its Subsidiaries; or (L) in connection with the PIPE Investment to the extent such Company Shareholder is participating in the PIPE Investment; provided, however, that in the case of the foregoing clauses (A) through (E) and (J) the transferee must enter into a written agreement with the Company and TWCT agreeing to be bound by this Agreement prior to the effectiveness of such Transfer.

1.3 New Shares. In the event that (a) any Subject Shares or other equity Securities are issued to a Company Shareholder after the date of this Agreement through the Termination Date pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares owned by such Company Shareholder, or (b) a Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other equity Securities after the date of this Agreement through the Termination Date (such Subject Shares or other equity Securities, the “New Securities”), then such New Securities acquired or purchased by such Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Shareholder as of the date hereof.

1.4 Company Shareholder Agreements. During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the board of directors of the Company (the “Board of Directors”) or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Company Transaction Proposals;

(b) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby or the other Company Transaction Proposals, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor thereof;

(c) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby);

(d) against any change in the business, management or Board of Directors of the Company (other than in connection with the Company Transaction Proposals or pursuant to the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby); and

(e) against any proposal, action or agreement that would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (iv) change in any manner the capitalization of the Company, including the voting rights of any share capital of the Company or any other Securities (other than, in the case of this clause (iv), pursuant to the Merger Agreement or the other Transaction Agreements and the transactions contemplated thereby).

During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.5 No Challenges. During the period commencing on the date hereof and ending on the Termination Date, each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against TWCT, Merger Sub, the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Shareholder from enforcing such Company Shareholder’s rights under this Agreement and the other agreements entered into by such Company Shareholder in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Merger Agreement.

1.6 Affiliate Agreements. Each Company Shareholder hereby agrees and consents (a) to the termination of all Affiliate Agreements set forth on Schedule II hereto to which such Company Shareholder is party, subject to, and effective as of, the Closing, without any further liability or obligation of such Company Shareholder to the Company, the Company’s Subsidiaries or TWCT, provided and further subject to each other counterparty to each such Affiliate Agreement agreeing in writing to the termination thereof to the extent such counterparty’s consent is required for such termination, and (b) to the termination of any escrow arrangements pursuant to such Affiliate Agreements and the release of any escrowed funds to the Company, in each case subject to, and effective as of, the Closing.

1.7 Investor Rights Agreement. Each of the Company Shareholders set forth on Schedule III will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Investor Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

1.8 Further Assurances. Each Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and will use reasonable best efforts to take, or cause to be taken, such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9 No Inconsistent Agreement. Each Company Shareholder hereby represents and covenants that such Company Shareholder has not entered into, and shall not enter into prior Termination Date, any agreement that would restrict, limit or interfere with the performance of such Company Shareholder’s obligations hereunder.

1.10 Consent to Disclosure. Each Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by TWCT or the Company to any Governmental Authority or to securityholders of TWCT) of such Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by TWCT or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by TWCT or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement, which approval or filing is specifically set forth in the Merger Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, (a) such Company Shareholder will use its commercially reasonable efforts to obtain a waiver of any such confidentiality obligations and (b) such Company Shareholder, TWCT and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

1.11 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, each Company Shareholder is signing this Agreement solely in its capacity as a shareholder of the Company. No Company Shareholder makes any agreement or understanding in this Agreement in such Company Shareholder’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Company Shareholder) as a director, officer or employee of the Company or any of its Subsidiaries (if such Company Shareholder holds such office or position) or in any Company Shareholder’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Company Shareholder) as a trustee or fiduciary of any employee benefit plan or trust. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Shareholder from exercising his or her fiduciary duties as an officer or director to the Company or its equityholders.

1.12 Lock-Up. Each Company Shareholder acknowledges that the Amended Articles shall contain lock-up provisions pursuant to which such Company Shareholder (among others) shall be restricted from transferring his, her or its Shares (as defined in the Amended Articles) and agrees that such lock-up provisions shall be binding and enforceable against such Company Shareholder.

1.13 Several and Not Joint Obligations. The representations, warranties, covenants, agreements, obligations and liability of the Company Shareholders party to this Agreement shall be several, and not joint. Notwithstanding any other provision of this Agreement, in no event will any Company Shareholder be liable for any other Person’s breach of such other Person’s representations, warranties, covenants, or agreements contained in this Agreement, the Merger Agreement or any other Ancillary Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company Shareholder. Each Company Shareholder represents and warrants as of the date hereof to TWCT and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. If such Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Shareholder. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Shareholder.

(b) Ownership. Such Company Shareholder is the record and “beneficial owner” (as defined in the Securities Act) of, and has good title to, all of such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Company Shareholder’s Subject Shares as indicated opposite such Company Shareholder’s name on Schedule I attached hereto are the only equity Securities in the Company owned of record or beneficially by such Company Shareholder on the date of this Agreement, and none of such Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Company Shareholder’s name on Schedule I, such Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity Securities.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of his, her or its obligations hereunder will not, (i) if such Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Shareholder or such Company Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Shareholder, or to the knowledge of such Company Shareholder threatened against such Company Shareholder, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Shareholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of TWCT and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon TWCT or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that TWCT and the Company have not made and do not make any representation or warranty to such Company Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Shareholder are irrevocable other than as expressly set forth in this Agreement.

(f) Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Shareholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Company Shareholder understands and acknowledges that each of TWCT and the Company is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by each Company Shareholder (solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) in this Article II and in the other Transaction Agreements, no Company Shareholder nor any other Person makes any express or implied representation or warranty to TWCT or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Shareholder expressly disclaims any such other representations or warranties.

Article III
MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time (as defined below) and (b) as to each Company Shareholder, the written agreement of TWCT, the Company and such Company Shareholder (with respect to each Company Shareholder, the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, pursuant to this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement. For the purposes of this Section 3.1, “Expiration Time” means the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

3.2 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 3.8 shall be effective service of process for any suit, action or proceeding brought in any such court.

3.3 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.5 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by TWCT, the Company and the Company Shareholders.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to TWCT:

TWC Tech Holdings II Corp.

Four Embarcadero Center, Suite 2100
San Francisco, California 94111

Attention:	Rufina Adams
Email:	rufina@truewindcapital.com

with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304

Attention:	Atif I. Azher
Naveed Anwar
Email:	aazher@stblaw.com
naveed.anwar@stblaw.com

If to the Company:

Cellebrite DI Ltd.
94 Shlomo Shmeltzer st.

Petach Tikva, Israel

Attention:	Avital Futterman
Email:	avital.futterman@cellebrite.com

with a copy (which will not constitute actual or constructive notice) to:

White & Case LLP
3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention:	Colin Diamond
Tali Sealman
Emery Choi
Email:	cdiamond@whitecase.com
tsealman@whitecase.com
emery.choi@whitecase.com

and

Meitar Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Raanan Lerner
Keren Egozi
Email:	raanan@meitar.com
kerene@meitar.com

If to a Company Shareholder:

To such Company Shareholder’s address set forth in Schedule I with a copy (which will not constitute actual or constructive notice) to:

White & Case LLP
3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention:	Colin Diamond

Tali Sealman

Emery Choi

Email:	cdiamond@whitecase.com

tsealman@whitecase.com

emery.choi@whitecase.com

and

Meitar Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Raanan Lerner

Keren Egozi

Email:	raanan@meitar.com

kerene@meitar.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company Shareholders, TWCT, and the Company have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:

[________________]

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

TWCT:

TWC Tech Holdings II Corp.

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

COMPANY:

[COMPANY]

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Schedule I
Company Shareholder Subject Shares

Holder	Ordinary Shares	Series A Preferred Shares	Notice Information

SUNCORPORATION	121,460,000	-

4-60-12, Hiraikecho, Nakamura-ku

GLOBAL GATE 20th floor

Nagoya-shi, Aichi 453-6120 Japan

Attention: Masanori Yamaguchi

E-mail: myamaguchi@sun-denshi.co.jp

With a copy which shall not constitute a notice:

Baker & Mckenzie (Gaikokuho Joint Enterprise)

1-9-10 Roppongi, Minato-ku

Ark Hills Sengokuyama Mori Tower, 28th floor

Tokyo 106-0032 Japan

Attention: Yutaka Kimura, Partner

Fax: +81-(0)3-5549-7738

Email: yutaka.kimura@bakermckenzie.com

With a copy which shall not constitute a notice:

Herzog, Fox, Neeman Law Office

Asia House, 4 Weizmann St.

Tel Aviv 6423904, Israel

Attn: Aviram Hazak

Email: hazaka@hfn.co.il

IGP SAFERWORLD, LIMITED PARTNERSHIP	-	41,459,369

c/o Israel Growth Partners

Attention: Haim Shani, Co-Founder & General Partner

Uri Erde, General Partner

Email: haim@igpcapital.com

uri@igpcapital.com

With a copy which shall not constitute a notice:

Meitar Liquornik Geva Leshem Tal, Law Offices

Attention: Dan Shamgar, Advocate

Shira Azran, Advocate

16 Abba Hillel Silver Road

Ramat Gan 0852506, Israel

Telephone: +972-3-610-3100

Facsimile: +972-3-610-3718

Email: dshamgar@meitar.com

sazran@meitar.com

Total:	121,460,000	41,459,369

[Schedule I to Shareholder Support Agreement]

Schedule II
Affiliate Agreements to be Terminated

1.	Shareholders Agreement by and between Cellebrite Mobile Synchronization Ltd., SUN and IGP, dated June 17, 2019.

2.	Investors' Rights Agreement, by and among the Company, SUN, the Key Employees and IGP, dated June 17, 2019.

3.	Sections 5, 6 and 10 of the Share Purchase Agreement, by and among the Company, SUN and IGP, dated June 17, 2019.

4.	Escrow Agreement by and between the Company, IGP, SUN and ESOP Management and Trust Services Ltd., dated June 17, 2019.

5.	Side Letter by and between the Company, SUN and IGP in connection with the Exit Rights of SUN and IGP, dated June 17, 2019.

6.	Side Letter between SUN and IGP regarding Dividend Distributions, dated June 17, 2019.

[Schedule II to Shareholder Support Agreement]

Schedule III
Parties to the Investor Rights Agreement

●	SUN Corporation
●	IGP

[Schedule III to Shareholder Support Agreement]